Prudential Investment Portfolios, Inc.
For the fiscal period ended 9/30/2010
File Number 811-07343
Sub-Item 77D
Policies With Respect to Security Investment

PRUDENTIAL INVESTMENT PORTFOLIOS, INC.

Prudential Asset Allocation Funds
Prudential Conservative Allocation Fund (Conservative Allocation Fund) Prudential Moderate Allocation Fund (Moderate Allocation Fund)
Prudential Growth Allocation Fund (Growth Allocation Fund)

Supplement dated April 23, 2010 to the Prospectus dated December 1, 2009
 __________________________________________________________
At a recent Meeting of the Board of Directors of the
Prudential Investment Portfolios, Inc. (the "Company"), the
Board approved allowing Conservative Allocation Fund, Moderate
Allocation Fund and Growth Allocation Fund
(the "PAA Funds") to invest in Class Z shares of Prudential
Jennison Market Neutral Fund ("Market Neutral Fund")
as a new Underlying Fund.
This Supplement amends the Prospectus of the PAA Funds and is in addition to any existing supplement to the PAA
Funds' Prospectus.
1. The tables labeled "Conservative Allocation Fund,"
2. "Moderate Allocation Fund" and "Growth Allocation
Fund"  under the section captioned "MORE INFORMATION
ABOUT THE FUNDS     TARGET
RANGES FOR UNDERLYIG FUNDS" are amended to add the following:

Underlying
Fund
Investment
Objective

Range of
Allocation of
Total Assets
Asset Class
Primary Investment Type/Style
Prudential
Jennison
Market
Neutral
Fund
Long-Term
Capital
Appreciation
0% to 20%
Equity
The Fund will employ a "market
neutral" strategy, utilizing both
long and short positions in equity
and equity-related securities while
seeking to preserve capital during
declining U.S. equity markets.


LR335